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                                 Exhibit 99.1
FOR IMMEDIATE RELEASE
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For more information, contact:

Dru Milby
Chief Financial Officer and Treasurer
Papa John's International, Inc.
(502) 261-4942

                          Papa John's Increases Stock
                   Repurchase Authorization to $100 Million

     Louisville, KY (January 6, 2000) - Papa John's International, Inc. (NASDAQ:
PZZA) today announced that its Board of Directors has approved an increase to $100 million in the amount of the company's common stock which may be repurchased from time to time through December 31, 2000. The authorization includes both open market purchases as well as private transactions.

     The company announced that it had nearly completed the initial $50 million
in common stock repurchases authorized by its Board on December 9, 1999.   After
such repurchases, the company currently has approximately 29.3 million shares of common stock outstanding on a fully diluted basis.

     "We continue to believe that investing in the company's common stock at current prices represents an attractive use of capital," said John Schnatter, Papa John's Founder and Chief Executive Officer. "The company's strong balance sheet and operating cash flow allow us to continue our stock buyback program while maintaining our future growth plans."

    At January 5, 2000, there were 2,276 Papa John's restaurants (590 company-owned and 1,686 franchised) operating in 47 states and five international markets. Papa John's also owns or franchises 206 Perfect Pizza restaurants (15 company-owned and 191 franchised) in the United Kingdom. For more information about the company, visit Papa John's at www.papajohns.com.